SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)      February 5, 2002

The Liberty Corporation

(Exact name of Registrant as Specified in Charter)

South Carolina	1-5846	57-0507055

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 South Main Street, Greenville, SC	29601

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code      (864) 241-5400

n/a

(Former Name or Former Address, if Changed Since Last Report)

ITEM 9. REGULATION FD DISCLOSURE.

[LIBERTY CORPORATION LETTERHEAD]

     For further information: Howard Schrott, 864-241-5400

LIBERTY CORPORATION REPORTS FOURTH QUARTER RESULTS

Greenville, SC (February 5, 2002) — The Liberty Corp. (NYSE: LC) today reported financial results for quarter ended December 31, 2001. Liberty owns and operates 15 network-affiliated television stations along with other ancillary businesses.

     For the quarter ended December 31, 2001, net revenue declined three percent to $48.1 million compared with $49.4 million for the prior year. On a pro forma basis, total revenue for time sales (excluding political) increased two percent in the quarter. For the year, net revenue increased three percent to $178.4 million from $173.7 million from the prior year.

     For the latest quarter, broadcast cash flow decreased eight percent to $21.4 million from $23.2 million. For the twelve-month period, broadcast cash flow decreased nine percent to $68.4 million from $75.5 million. The decline in broadcast cash flow was primarily due to the absence of political and Olympic revenue in the current year. Broadcast cash flow is operating income plus depreciation and amortization, non-cash compensation, corporate cash expenses, non-recurring and certain other items. Broadcast cash flow is a commonly used measurement to evaluate the operating performance of media properties.

     “The past year has been one of challenges. It began with what is now a well-documented, nationwide advertising recession and ended with the economic fallout related to the events of September 11,” commented Hayne Hipp, Chief Executive Officer of Liberty. “But despite these events, our stations have performed as well as any television group. We come into 2002 with a debt-free balance sheet that will allow us to continually focus on our core operations and acquisition opportunities.”

     A major group broadcaster, Liberty owns fifteen network-affiliated television stations, including eight NBC affiliates (WAVE-TV, Louisville, KY; WIS-TV, Columbia, SC; WLBT-TV, Jackson, MS; WFIE-TV, Evansville, IN; WSFA-TV, Montgomery, AL; KCBD-TV, Lubbock, TX; WALB-TV, Albany, GA and KPLC-TV, Lake Charles, LA); five ABC affiliates (KLTV-TV, Tyler, TX; KTRE-TV, the satellite affiliate of KLTV in Lufkin, TX; WLOX-TV, Biloxi, MS; WWAY-TV, Wilmington, NC and KAIT-TV, Jonesboro, AR); and two CBS affiliates (WTOL-TV, Toledo, OH and KGBT-TV, Harlingen, TX). In addition, Liberty owns CableVantage Inc., a cable advertising sales subsidiary; Take Ten Productions, a video production facility; and Broadcast Merchandising Company, a professional broadcast equipment dealership.

     Liberty has operational agreements and equity positions in WorldNow, the leading provider of Internet technology solutions for local media companies; MyWeather, developer of innovative technologies to provide personalized weather on the web, and iBlast, the nation’s largest wireless data broadcast distribution network that provides a fast, cost-effective “last mile” solution for content providers and consumers.

     For further information about Liberty, visit the corporate website, http://www.libertycorp.com/

* * * * *

     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information contained herein or in any other written or oral statements made by, or on behalf of the Company, is or may be viewed as forward-looking. The words “expect,” “believe,” “anticipate” or similar expressions identify forward-looking statements. Although the Company has used appropriate care in developing any such forward-looking information, forward-looking information involves risks and uncertainties that could significantly impact actual results. These risks and uncertainties include, but are not limited to, the following: changes in national and local markets for television advertising; changes in general economic conditions, including the performance of financial markets and interest rates; competitive, regulatory, or tax changes that affect the cost of or demand for the Company’s products; and adverse litigation results. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, or otherwise.

     Broadcast cash flow is a commonly used measurement to evaluate the operating performance of media properties, and is not a measure of financial performance under generally accepted accounting principles.

THE LIBERTY CORPORATION
Income Statement Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

(In 000's, except per share data)	2001	2000	2001	2000

	Unaudited
REVENUES

Station revenues (net of commissions)	$44,722	$46,447	$166,129	$161,184

Cable advertising and other revenues	3,419	2,949	12,304	12,488

Net revenues	48,141	49,396	178,433	173,672

EXPENSES

Operating expenses	26,386	27,398	103,904	95,564

Amortization of program rights	1,980	1,060	7,937	5,852

Depreciation and amortization of intangibles	8,253	6,233	31,970	21,097

Corporate, general, and administrative expenses	2,099	4,213	11,882	12,238

Total operating expenses	38,718	38,904	155,693	134,751

Operating income	9,423	10,492	22,740	38,921

Net investment income	197	4,680	3,996	16,696

Interest expense	—	1,661	—	14,366

Income from continuing operations before income taxes	9,620	13,511	26,736	41,251

Provision for income taxes	3,656	4,808	10,160	16,256

Income from continuing operations	5,964	8,703	16,576	24,995

Income from discontinued operations (net of taxes)	—	2,502	—	28,563

NET INCOME	$5,964	$11,205	$16,576	$53,558

DILUTED EARNINGS PER SHARE:

Diluted earnings per common share from continuing operations	$0.30	$0.44	$0.84	$1.27

Diluted earnings per common share from discontinued operations	—	0.13	—	1.45

Diluted earnings per common share	$0.30	$0.57	$0.84	$2.72

Weighted average common dilutive shares	19,743	19,725	19,680	19,721

Actual common and common equivalent shares outstanding at end of period	19,750	19,538	19,750	19,538

RECONCILIATION OF OPERATING INCOME TO ADJUSTED BROADCAST CASH FLOW

Operating income per income statement	$9,423	$10,492	$22,740	$38,921

One time charges (1)	—	2,263	—	3,198

Adjusted operating income	9,423	12,755	22,740	42,119

Add:

Depreciation and amortization	8,253	6,233	31,970	21,097

Adj. for network compensation due vs. accrued	425	—	673	—

Non-cash compensation	1,589	—	2,122	1,211

Operating cash flow	$19,690	$18,988	$57,505	$64,427

Corporate cash expenses	1,694	4,216	10,944	11,028

Broadcast cash flow	$21,384	$23,204	$68,449	$75,455

(1)	Adjusted to exclude charges in 2000 related to the phase-out and winding up of the Company’s direct mail operations

-END-

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE LIBERTY CORPORATION

By:	/s/ Martha Williams Martha Williams Vice President, General Counsel and Secretary

February 5, 2002